Exhibit 99.1

                                [GRAPHIC OMITTED]

                           WWE(R) REDUCES STAFF BY 10%

STAMFORD, CT - January 9, 2009 - World Wrestling Entertainment(R) today announced a 10% reduction of its staff across all areas of its global operations. This reduction will result in annual savings of approximately $8 Million in compensation and benefit costs. Additionally, the Company will incur an approximate $3 Million one-time restructuring charge in the first quarter of 2009.

The staff reduction is consistent with the Company's previous commitment to implement stronger cost controls, increase earnings and margins, and reduce its cost base by $20 million in 2009. In addition to staffing, the Company has completed a comprehensive evaluation of its operating and capital expenditures and has identified additional efficiencies. Collectively, these initiatives will strengthen the Company's financial performance.

"These efficiencies will help position the Company for the long term, by placing it in a stronger, more flexible position," said Linda McMahon, CEO, WWE. "With these actions, we believe we can execute our key strategic initiatives, including our digital strategy and international expansion, in a more profitable manner."

Additional  information on World Wrestling  Entertainment Inc (NYSE: WWE) can be
found  at  wwe.com  and   corporate.wwe.com.   For  information  on  our  global
activities, go to http://www.wwe.com/worldwide/.

                                      -30-

Media Contacts:            Robert Zimmerman
                           203-353-5131
                           robert.zimmerman@wwecorp.com

                           Sarah Bruckner
                           203-406-3632
                           sarah.bruckner@wwecorp.com

Investor Contact:          Michael Weitz, 203-352-8642

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

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Forward-Looking   Statements:   This  news  release   contains   forward-looking
statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.